                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant         [X]
Filed by a Party other than the Registrant      [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                ATS MEDICAL, INC.

          _____________________________________________________________
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          _____________________________________________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:_______

     2)   Aggregate number of securities to which transaction applies:__________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:______________________

     5)   Total fee paid:_______________________________________________________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:_______________________________________________

     2)   Form, Schedule or Registration Statement No.:_________________________

     3)   Filing Party:_________________________________________________________

     4)   Date Filed:___________________________________________________________

                               [ATS MEDICAL LOGO]

Dear Fellow Shareholder:

       You are cordially invited to attend the 2004 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company"), which will be held at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota (on the corner of 6th Street and Fourth Avenue in downtown Minneapolis) beginning at 3:30 p.m. on Thursday, May 6, 2004.

       This booklet contains your official notice of the 2004 Annual Meeting and a Proxy Statement that includes information about the matters to be acted upon at the meeting. Officers and directors of the Company will be on hand to review the Company's operations and to answer questions and discuss matters that may properly arise.

       I sincerely hope that you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                      Sincerely,

                                      /s/ Manuel A. Villafana
                                      -----------------------------------------
                                      Manuel A. Villafana
                                      Chairman of the Board of Directors

                             2004 ANNUAL MEETING OF
                                  SHAREHOLDERS

                              NOTICE OF 2004 ANNUAL
                             MEETING OF SHAREHOLDERS

       The 2004 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company") will be held on Thursday, May 6, 2004 at 3:30 p.m. at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota, 55415, for the following purposes:

       1. To elect four members to the Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;

       2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2004; and

       3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

       Only holders of record of the common stock of the Company at the close of business on March 19, 2004 will be entitled to receive notice of and to vote at the meeting.

       Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope. If you later decide to revoke your proxy, you may do so at any time before it is exercised.

                                             By Order of the Board of Directors,

                                             /s/ Deborah K. Chapman
                                             -----------------------------------
                                             Deborah K. Chapman
                                             Secretary

April 1, 2004

                                ATS MEDICAL, INC.
                                 PROXY STATEMENT

       This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of ATS Medical, Inc. (the "Company") for use at the 2004 Annual Meeting of Shareholders to be held on Thursday, May 6, 2004 at 3:30 p.m. at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, and at any adjournments thereof. On March 19, 2004, the Company had outstanding 26,814,089 shares of common stock (the "Common Stock"). Each holder of record of Common Stock as of the close of business on March 19, 2004 will be entitled to one vote on all matters being presented at the meeting for each share of Common Stock held on such date. Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement and the enclosed proxy card are being mailed to shareholders commencing on or about April 1, 2004.

       Proxies that are completed, signed and returned to the Company prior to the Annual Meeting will be voted as specified. If no direction is given, the proxy will be voted for the election of the nominees for director named in this proxy statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a "withhold vote for" as to directors), then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matters.

PROPOSAL 1 - ELECTION OF DIRECTORS

       Four directors have been nominated for election to the Company's Board of Directors at the 2004 Annual Meeting of Shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy is intended to be voted for the election of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. The affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting is required for the election of each director, and cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

       Each nominee has furnished to the Company the following information with respect to his principal occupations or employment during the last five years, his directorships of other companies subject to the reporting requirements of the Securities Exchange Act of 1934 or the Investment Company Act of 1940 and his direct and indirect beneficial ownership of shares of the Company's Common Stock as of February 27, 2004.

       MICHAEL D. DALE, 44, has been Chief Executive Officer, President and a Director of the Company since October 2002. From 2000 to 2002, Mr. Dale was President of Worldwide Sales and Marketing at Endocardial Solutions, Inc. a company that develops, markets and distributes an advanced cardiac mapping system. Mr. Dale joined Endocardial Solutions in December 1998 as Vice President Worldwide Sales. From 1996 to 1998, Mr. Dale was Vice President of Global Sales for Cyberonics, Inc., a medical device company, and additionally was managing director of Cyberonics Europe S.A. From 1988 to 1996, Mr. Dale served in several capacities at St. Jude Medical, most recently as the Business Unit Director for St. Jude Medical Europe. Mr. Dale is on the Board of Directors of Enpath Medical, Inc., a medical products company that designs, develops, manufactures and markets percutaneous delivery solutions.

       DAVID L. BOEHNEN, 57, is Executive Vice President of SUPERVALU INC. ("SUPERVALU"), a food distribution company and food retailer. Mr. Boehnen served as Senior Vice President, Law and External Relations of SUPERVALU from April 1991 to June 1997. Mr. Boehnen was elected as a Director of the Company in November of 1997.

       ERIC W. SIVERTSON, 53, is a Partner in the Minneapolis Office of DHR International Executive Search, focusing on the medical device, diagnostic and healthcare supply industries. Previously, Mr. Sivertson was a partner at TMP/Highland Partners, an executive search firm, from 2002 to 2003. Prior to joining TMP/Highland Partners, Mr. Sivertson was President and Chief Executive Officer of netRegulus, Inc., a web-based regulatory and clinical information technology company. From 1997 to 1999, Mr. Sivertson served as President and Chief Executive Officer of Biocompatables Cardiovascular Ltd.

       ROBERT E. MUNZENRIDER, 59, is a retired financial and operating executive. From 2000 to 2002, Mr. Munzenrider was President of Harmon AugoGlass, a subsidiary of Apogee Enterprises, Inc. In 1999, he served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce service provider, during part of 1999. From 1998 to 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc. Mr. Munzenrider was elected as a Director of the Company in June of 2003.

COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

       The Board of Directors held five meetings during 2003. Each Director attended at least 75% of the meetings of the Board and all meetings of each committee of which he was a member. All Directors were in attendance at the 2003 Annual Meeting of Shareholders. Board members are encouraged to attend the Annual Meetings of Shareholders. Other than the executive officers of the Company and Mr. Villafana, all directors are independent as such term is defined in Nasdaq Rule 4200.

       The Board of Directors has three standing committees: (i) an Audit Committee, (ii) a Compensation Committee and (iii) a Nominating and Corporate Governance Committee. The functions of the Audit Committee are to review and monitor accounting policies and control procedures of the Company, including recommending the engagement of independent auditors and reviewing the scope of the audit. The Audit Committee, on which Messrs. Boehnen, Sivertson and Munzenrider served in 2003, held eight meetings during 2003.

       The Compensation Committee reviews and establishes compensation levels for each of the Company's officers, as well as jointly administers the Company's stock plans with the Board of Directors. The Compensation Committee, on which Messrs. Sivertson and Graf serve, held two formal meetings during 2003.

       The Company also has a Nominating and Corporate Governance Committee, which is responsible for determining the slate of director nominees for election by shareholders, which the committee recommends for consideration by the Board of Directors. Messrs. Boehnen, Sivertson and Graf currently serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established in 2003 but did not have any formal meetings in 2003. A copy of the Nominating and Corporate Governance Committee charter is attached to this Proxy Statement.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

       Shareholders may send written communications to the attention of the Board of Directors. Any shareholder desiring to communicate with our Board of Directors, or one or more of our directors, may send a letter addressed to the Board of Directors c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447. The Corporate Secretary has been instructed by the Board of Directors to promptly forward all communications so received to the full Board of Directors or the individual members of the Board of Directors specifically addressed in the communication.

NOMINATIONS

       All director nominees approved by the Board of Directors and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by shareholders at the next annual meeting. The Nominating and Corporate Governance Committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of director candidates.

       The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of the director nominees based upon the needs of the Company at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business and finance. In general candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.

       The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating and Corporate Governance Committee c/o Corporate Secretary at 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447: (i) name of the candidate and a brief biographical sketch and resume;
(ii) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director if elected; and (iii) a signed statement as to the submitting shareholder's current status as a shareholder and the number of shares currently held. No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the 2004 annual meeting.

       The Nominating and Corporate Governance Committee conducts a process of making preliminary assessments of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information. This information is evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear to be best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board of Directors to submit for election at the next annual meeting of shareholders. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

       The Audit Committee of our Board of Directors is composed of the following non-employee directors: Messrs. Boehnen, Sivertson and Munzenrider. Mr. Munzenrider currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. Mr. Munzenrider, one of the members of the audit committee, qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of the Company's independent auditors.

       Management is responsible for the Company's internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on our financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

       In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

       The Company's independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditing firm's independence. The Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors' independence.

       Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Company's Annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                             Members of the Audit Committee
                                             Robert E. Munzenrider, Chairman
                                             Eric W. Sivertson
                                             David L. Boehnen

COMPENSATION OF DIRECTORS

       The directors of the Company do not receive any cash compensation for their services on the Board of Directors, except for Mr. Villafana under a consulting agreement with the Company described below, and for Mr. Munzenrider in connection with his role as Chairman of the Audit Committee. Upon their initial election to the Board of Directors, each outside director receives an option to purchase 5,000 shares of Common Stock at the fair market value on the date of election under the 2000 Stock Incentive Plan. Upon each reelection, each outside director receives an option to purchase 2,500 shares of Common Stock at the fair market value on the date of reelection under the Plan. Consistent with the foregoing practices, each of Messrs. Munzenrider and Sivertson received options for the purchase of 5,000 shares of Common Stock upon their appointment to the Board in 2003, and each of the outside Board members who were elected to the Board at the last annual meeting of shareholders of the Company were granted options for the purchase of 2,500 shares of Common Stock.

       Mr. Villafana, who is stepping down as Chairman of the Board of Directors and a Director of the Company effective as of the 2004 Annual Meeting of Shareholders, has served as Chairman of the Board of Directors and has provided consulting services to the Company under a consulting agreement that was most recently amended in October 2003. Under Mr. Villafana's consulting agreement, in addition to acting as Chairman of the Board of Directors, he assisted the Company in recruiting several directors to the Board and Mike Dale as Chief Executive Officer of the Company, and has assisted the Company in several private placements of its equity securities. Prior to January 1, 2002, Mr. Villafana was the Chief Executive Officer of the Company. Mr. Villafana's fees under his consulting agreement for 2003 were $241,130. Mr. Villafana was granted an option for 2,500 shares of Common Stock when he was re-elected at the last annual meeting of shareholders. The consulting agreement, as amended, will terminate on May 31, 2004. The consulting agreement contains a non-competition agreement pursuant to which Mr. Villafana agreed not to compete with the Company during the term of the agreement and for a period of two years following his termination of consulting services to the Company. In exchange, the Company has agreed to continue Mr. Villafana's monthly consulting fees during the period of non-competition restriction, adjusted annually to take into account increases in the consumer price index.

       In 2003, the Board of Directors approved paying Mr. Munzenrider, Director and Chair of the Audit Committee, a retainer of $10,000 a year for his role as Chair of the Audit Committee. This retainer is paid in quarterly installments. Mr. Munzenrider received $2,500 during 2003.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

       The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus earned in 2003 exceeded $100,000:


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                           ------------
                                                 ANNUAL COMPENSATION          SHARES
                                                 --------------------       UNDERLYING          ALL OTHER
 NAME AND PRINCIPAL POSITION         YEAR         SALARY      BONUS         OPTIONS(1)       COMPENSATION (2)
-----------------------------        ----        --------    --------      ------------      ----------------
Michael D. Dale                      2003        $250,000    $100,000         50,000            $     0
President and                        2002          52,885     100,000        400,000                  0
Chief Executive Officer              2001               0           0              0                  0

John R. Judd                         2003        $ 27,792    $ 22,869        125,000            $     0
Chief Financial Officer (3)          2002               0           0              0                  0
                                     2001               0           0              0                  0

Richard A. Curtis                    2003        $185,000    $ 49,256         20,000            $13,000(4)(5)
Vice President, Marketing and        2002          10,673           0        125,000                  0
Business Development                 2001               0           0              0                  0

Marc R. Sportsman                    2003        $155,769    $184,375        270,000            $ 3,000(5)
Vice President, Sales                2002               0           0              0                  0
                                     2001               0           0              0                  0

---------------------------
(1) All stock options were granted with an exercise price per share at least equal to the fair market value of the Common Stock on the date of grant.

(2) Unless otherwise stated, consists of matching contributions to the ATS Medical 401(k) Plan, which is generally available to all employees.

(3) Mr. Judd has served as Chief Financial Officer of the Company since October 2003.

(4)    Mr. Curtis was reimbursed $10,000 for moving expenses in 2003.

(5) Each of Mr. Curtis and Mr. Sportsman received $3,000 matching contributions to the ATS Medical 401(k).

                             COMPENSATION AGREEMENTS

       Michael D. Dale has served as President and Chief Executive Officer of the Company since October 2002 pursuant to an employment agreement dated September 18, 2002. Mr. Dale's initial annual base salary under the agreement was $250,000. In 2004, the Board of Directors increased his salary to $270,000. The Board of Directors granted a bonus of $100,000 to Mr. Dale, which was paid to him in February 2004, as reward for the Company's achievement of certain sales criteria and hiring of certain key employees established by the Board of Directors. The employment agreement may be terminated at will by either party, provided that if the Company terminates the agreement without cause, Mr. Dale would be entitled to twelve (12) months of salary benefit. The agreement also contains a non-competition obligation pursuant to which Mr. Dale agrees not to compete with the Company during the term of the agreement and for a period of one year following its termination. Mr. Dale will be entitled to compensation during the non-competition period only if the Company terminates the agreement without cause, as indicated above.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

       The following table summarizes option grants made by the Company in 2003 to each of its executive officers shown in the Summary Compensation Table above.

                                                                                             POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                             NUMBER OF     PERCENTAGE OF                                     ANNUAL RATES OF STOCK
                            SECURITIES     TOTAL OPTIONS       EXERCISE                       PRICE APPRECIATION
                            UNDERLYING      GRANTED TO          OR BASE                         FOR OPTION TERM(3)
                              OPTIONS        EMPLOYEES           PRICE      EXPIRATION       ---------------------
      NAME                   GRANTED(1)       IN 2003          ($/SH)(2)       DATE            5%($)      10%($)
-----------------           -----------    -------------       ---------    ----------       --------    ---------
Michael D. Dale               50,000             2%             $ 3.80       12/19/13        $119,490    $302,811

John R. Judd                 125,000             4%             $ 3.76       10/07/13        $295,580    $749,059

Richard A. Curtis             20,000             1%             $ 3.80       12/19/13        $ 47,796    $121,124

Marc R. Sportsman            250,000             8%             $ 1.02       03/24/13        $160,368    $406,404
                              20,000             1%             $ 3.80       12/19/13        $ 47,796    $121,124

---------------------------
(1) All the options vest in annual cumulative 25% installments beginning one year from the date of grant.

(2) All stock options were granted with an exercise price per share at least equal to the fair market value of the Common Stock on the date of grant.

(3) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

                   STOCK OPTION EXERCISES IN LAST FISCAL YEAR

       The following table summarizes stock options exercised during 2003 by the executive officers named in the Summary Compensation Table, and the estimated values of the options held by such persons at December 31, 2003.

                                                                                        VALUE OF UNEXERCISED
                                                     NUMBER OF SHARES UNDERLYING           IN-THE-MONEY
                                                    UNEXERCISED OPTIONS AT FISCAL        OPTIONS AT FISCAL
                            SHARES                        YEAR-END OF 2003              YEAR END OF 2003(1)
                          ACQUIRED ON    VALUE      -----------------------------    --------------------------
      NAME                 EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
-----------------         -----------   --------    -----------     -------------    -----------  -------------
Michael D. Dale                0           $0         100,000          350,000        $368,000     $1,116,500

John R. Judd                   0           $0               0          125,000        $      0     $   36,250

Richard A. Curtis              0           $0          31,250          113,750        $110,281     $  335,844

Marc R. Sportsman              0           $0               0          270,000        $      0     $  762,500

---------------------------
(1) Value represents the difference between the last sale price of the Common Stock on December 31, 2003, and the exercise price of the options.

                          CHANGE IN CONTROL AGREEMENTS

       The Company has entered into agreements with its officers providing for the payment of certain benefits to the officers if their employment terminates following a "change in control" of the Company. The Agreements provide for benefits if an officer's employment is terminated within 24 months following a change in control unless such termination was by the Company for cause, by the officer other than for "good reason," or because of the officer's death. "Good reason" is defined as the termination of employment as a result of either a diminution in the officer's responsibilities, a reduction in salary or benefits, a relocation of the Company's office of more than 35 miles or for any reason during the sixth month following a change in control. A "change in control" is generally defined as an acquisition of more than 20% of the outstanding Common Stock by any person or group, the merger or sale of the Company or the replacement of a majority of the Company's Board of Directors with directors not recommended by the existing Board of Directors. The Agreements provide for lump sum payments following termination in amounts equal to three times the sum of the officer's base salary and any annual target bonus potential, as limited by
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If there had been a change in control of the Company as of the end of 2003 and the employment of the executive officers named in the Summary Compensation Table had been immediately terminated, Messrs. Dale, Judd, Curtis and Sportsman would have been entitled to receive, pursuant to the terms of the Agreement, a lump sum payments upon termination of $900,000, $624,000, $720,500, and $1,012,500, respectively.

                            EQUITY COMPENSATION PLANS

       The following table summarizes as of December 31, 2003 the shares of the Company's Common Stock subject to outstanding awards or available for future awards under the Company's equity compensation plans and arrangements.

                                                                                   NUMBER OF SHARES REMAINING
                                                                                       AVAILABLE FOR FUTURE
                                 NUMBER OF SHARES                                      ISSUANCE UNDER EQUITY
                                   TO BE ISSUED             WEIGHTED-AVERAGE               COMPENSATION
                                 UPON EXERCISE OF           EXERCISE PRICE OF            PLANS (EXCLUDING
                               OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,           SHARES REFLECTED
      PLAN CATEGORY            WARRANTS AND RIGHTS        WARRANTS AND RIGHTS         IN THE FIRST COLUMN)
-------------------------      --------------------       --------------------     --------------------------
Equity Compensation Plans           2,183,796                    $4.81                     822,203(1)
Approved by Shareholders

Equity Compensation Plans           2,725,000                    $2.12                          --(2)
Not Approved by
Shareholders
                                    ---------                    -----                     -------
Total                               4,408,796                    $3.32                     822,203
                                    =========                    =====                     =======

---------------------------
(1) Includes shares remaining available under the Company's 2000 Stock Incentive Plan (539,874 shares) and the 1998 Employee Stock Purchase Plan (282,329 shares).

(2) Nearly all of the 2,725,000 shares listed consist of individual stock options granted to new executives or employees as an inducement to their employment with the Company. These options have an exercise price equal to the fair market value of the Company Common Stock at the time of the grant, and vest ratably over two to four year periods. Most of the options have a life of 10 years and vesting accelerates upon a change of control of the Company. The Company intends that these options shall not be Incentive Stock Options governed by the provisions of Section 422 of the Code.

                      REPORT OF THE COMPENSATION COMMITTEE
                        CONCERNING EXECUTIVE COMPENSATION

OVERVIEW

       The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee also oversees the operation of the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the ATS Medical, Inc. 2000 Stock Incentive Plan (the "Plan") and the Management Incentive Compensation Plan.

       The Compensation Committee was composed entirely of non-employee directors of the Company in 2003. Messrs. Sivertson and Graf each are non-employee directors of the Company and currently comprise the Compensation Committee. Mr. Graf is the Chairman of the Compensation Committee.

       The basic objective of the Compensation Committee is to establish a compensation package which is appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. The Committee intends to achieve these objectives by giving executives the opportunity for equity ownership in the Company through stock options and by awarding bonuses tied to individual and Company performance as significant elements of the executive compensation package.

COMPENSATION CRITERIA

       In determining each executive compensation package, the Compensation Committee reviews the compensation of each executive and the individual achievements and performance of each such executive during the year. The Committee considers objective criteria, such as salary survey data of companies of similar size and technology as the Company, in determining executive salaries. The financial performance and accomplishments of the Company during the year are also factors in the Committee's determination of executive compensation. In line with the Compensation Committee's goal of tying compensation with performance, executives' salaries are generally increased only to keep up with estimated cost-of-living expenses, while bonuses vary substantially from year to year and have generally depended upon the performance of the Company and the individual executive. The Committee generally makes a determination as to salaries for the current calendar year and reviews bonuses to be awarded for the prior year at the end of the prior year or at the beginning of the current year.

       In 2003, the Compensation Committee continued to place emphasis on performance-based criteria to determine bonuses to employees for 2003. In particular, the Committee evaluated the criteria used to grant bonuses during 2003 to its executive officers under the Management Incentive Compensation Plan (the "MICP"), which is the Company's bonus program for its executive employees. Under the MICP, bonuses to be granted to executive employees were tied to individual performance based criteria.

       In addition, the Compensation Committee, in consultation with the Chief Executive Officer, generally grants stock options to its executive officers on an annual basis to maintain and increase the executives' incentive to continue their long-term employment with the Company. The Compensation Committee may also approve special grants to certain executives to reward their individual performance. The overall compensation package may also be varied if the Committee feels that it is necessary to maintain the Company's executive compensation in line with companies similar in size and technology to the Company.

EXECUTIVE COMPENSATION PACKAGE

       The primary components of the executive compensation package are salary, bonuses and stock option grants. The Company also currently maintains a variety of employee benefits in which its executive officers may participate, including health benefits, automobile allowances, disability insurance, matching contributions to the Company's 401(k) program and discounting the purchase of a certain number of shares of the Company's Common Stock pursuant to the Stock Purchase Plan.

       The Compensation Committee took the following actions with respect to executive compensation for 2003:

       - Adopted a new MICP to provide annual incentive compensation to the key officers and employees of the Company; and

       - Granted stock option grants to its newly hired executive officers to provide to each a significant incentive to help the Company continue to improve its performance.

       In April 2003, the Company hired Mr. Marc R. Sportsman as Vice President of Sales, and in October 2003, the Company hired Mr. John R. Judd as Chief Financial Officer. Mr. Sportsman's and Mr. Judd's initial compensation packages, consisting of annual salary, potential for bonus and grant of stock options, were based on subjective criteria. When negotiating with Mr. Sportsman and Mr. Judd prior to their hiring, the Committee concluded that the salary, bonus and grant of stock options offered to them were necessary and appropriate to attract them to the Company.

       In 2004, the Committee intends to continue to emphasize objective factors and performance in determining executive compensation. The Committee will continue to use stock options as part of executive compensation in 2004 to provide additional performance incentives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       Mr. Dale, the Company's President and Chief Executive Officer, is paid a base and salary of $250,000 under his compensation agreement dated September 18, 2002. For 2003, he also was eligible to receive a bonus of up to $50,000 based on certain sales criteria determined by the Board, with the potential to earn an additional $50,000 bonus if the Company met certain other key financial performance criteria in the short term. Bonus criteria included achieving certain sales goals, and the hiring of certain key employees. In 2003, Mr. Dale earned the full $100,000 bonus for which he was eligible. In the future, Mr. Dale will have the potential to earn a bonus equal to up to 50% of his salary based upon a formula which takes into consideration year-over-year increases in sales and operating income. For 2004, Mr. Dale's salary was raised to $270,000. In addition, Mr. Dale received an option for the purchase of 50,000 shares of Common Stock in 2003. The Board felt that Mr. Dale's salary compensation and option grant were appropriate in light of the challenges and difficult competitive environment facing the Company. The primary basis for the Board's decision to grant to Mr. Dale stock option was to provide a significant incentive for him to enhance shareholder value over the long term. The number of options granted to Mr. Dale was based on the Committee's conclusion that the number of options was necessary and appropriate to retain Mr. Dale in this position.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

       Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as a "performance-based compensation" under the Code. Compensation resulting from stock options granted under the Plan or the Stock Purchase Plan will not be counted toward the $1.0 million of deductible compensation under
Section 162(m). The Committee does not believe that the annual compensation for
Section 162(m) purposes of any of the Company's executive officers will exceed $1.0 million in fiscal 2004.

                                       Members of the Compensation Committee
                                       A. Jay Graf, Chairman
                                       Eric W. Sivertson

CODE OF ETHICS

The Company is finalizing a Code of Ethics for its employees, including its Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. The Company will post the Code of Ethics on its website (www.atsmedical.com) by May 6, 2004. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from a provision of the Code of Ethics by posting such information on its website at the address specified above.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and 10% or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, we believe that our executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements applicable to them, except that late Form 4 filings were made on January 9, 2004 to report an incentive stock option grant to Mr. Dale of 50,000 shares of the Company's Common Stock and an incentive stock option grant to Messrs. Curtis and Sportsman of 20,000 shares each.

COMPARATIVE STOCK PERFORMANCE GROWTH

       The graph below compares the cumulative total shareholder return on the Common Stock since December 31, 1998 with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Medical Devices, Instruments and Supplies Index over the same period (assuming the investment of $100 in each vehicle on December 31, 1998 and reinvestment of all dividends).

                              [PERFORMANCE GRAPH]

              Name                       1998         1999         2000         2001        2002         2003
----------------------------------    -----------  -----------  -----------  ----------  -----------  ----------
ATS Medical, Inc.                     $    100.00  $    213.40  $    202.71  $    75.71  $      6.43  $    57.86
Standard & Poor's 500 Stock Index          100.00       121.11       110.34       97.32        75.75       97.51
NASDAQ Medical Dev/Ins/Sup                 100.00       121.11       124.94      137.25       111.09      164.29

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth security ownership information pertaining to persons known by the Company to beneficially own more than 5% of the Company's Common Stock, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 27, 2004.

                                                      COMMON STOCK BENEFICIALLY OWNED
                                                 -----------------------------------------
                                                                              PERCENT OF
              BENEFICIAL OWNER                   NUMBER OF SHARES           OUTSTANDING(1)
-------------------------------------------      ----------------           --------------
Austin W. Marxe and
David M. Greenhouse (2)
153 East 53rd Street, 55th Floor
New York, NY 10022                                  1,750,000                     7%

A I M Management Group Inc. (3)
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173                              1,649,400                     6%

David L. Boehnen (4).......................           164,760                     *
Richard A. Curtis (4)......................            36,063                     *
Michael D. Dale (4)........................           114,296                     *
A. Jay Graf (4)............................           105,000                     *
John R. Judd (4)...........................                 0                     *
Robert E. Munzenrider (4)..................             5,000                     *
Eric W. Sivertson (4)......................             7,500                     *
Marc. R. Sportsman (4).....................            64,417                     *
Manuel A. Villafana (4)....................           952,276                     4%
All directors and executive officers as a
group (nine persons) (4)...................         1,449,312                     5%

---------------------------
*      Less than 1%

(1) The ownership percentage for each person or entity is calculated based on the number of shares outstanding as of February 27, 2004, and assuming that, with respect to each person, any options exercisable within 60 days by that person had been exercised and the underlying shares were outstanding.

(2) The number of shares owned is based on a Schedule 13G filed by jointly by Justin W. Marxe and David M. Greenhouse on February 17, 2004. The
       Schedule 13G indicates that Austin W. Marxe and David M. Greenhouse share sole voting and investment power over 312,500 shares of Common Stock owned by Special Situations Cayman Fund, L.P., 937,500 shares of Common Stock owned by Special Situations Fund III, L.P. and 500,000 shares of Common Stock owned by Special Situations Private Equity Fund, L.P. Justin
       W. Marxe and David M. Greenhouse filed the Schedule 13G in their capacity as individuals and as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Although not indicated on the Form 13G, it appears that Austin W. Marxe and David M. Greenhouse are filing as a group.

(3) The number of shares owned is based on a Schedule 13G/A filed by A I M Management Group Inc. on February 10, 2004. The Schedule 13G indicates that A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc., has sole voting and dispositive power and direct ownership of 1,649,400 shares. A I M Management Group Inc. filed the
       Schedule 13G/A as an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and as a parent holding company/control person.

(4) Includes the following shares that may be acquired within 60 days of February 27, 2004 through the exercise of stock options: Mr. Boehnen, 100,000 shares; Mr. Curtis, 31,250 shares; Mr. Dale, 100,000 shares; Mr. Graf, 105,000 shares; Mr. Judd, 0 shares; Mr. Munzenrider, 5,000 shares; Mr. Sivertson, 7,500 shares; Mr. Sportsman, 62,500 shares; Mr. Villafana, 201,250 shares; and all executive officers and directors as a group, 612,500 shares.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF AUDITORS

       The Board of Directors, based upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the current fiscal year ending December 31, 2004 and to perform other appropriate accounting services. Ernst & Young LLP has served as independent auditors of the Company since its inception and has no relationship with the Company other than that arising from their employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 2004 Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to ratify the appointment. Proxies will be voted in favor of the ratification of the appointment unless otherwise specified.

INDEPENDENT AUDITOR FEES

       Ernst & Young LLP, independent auditors of the Company, provides both audit and non-audit services to the Company. The fee table below reports fees billed or to be billed to the Company for professional services provided to the Company during 2003. Based in part on its review of the nature and value of services provided by Ernst & Young LLP, the Audit Committee of the Company has concluded that the provision of non-audit services are compatible with maintaining Ernst & Young LLP's independence. The audit committee has approved 100% of the services listed below.

                                                   2003               2002
                                                 --------           --------
Audit Related Fees (1)                           $157,455           $ 72,000

Audit Related Fees (2)                           $      0           $ 29,323

All Other Fees                                   $      0           $      0

Tax Services (3)                                 $ 51,210           $ 69,830
                                                 --------           --------
Total Fees                                       $208,665           $171,153
                                                 ========           ========

---------------------------
(1) Includes fees of $107,831 in 2003 and $72,000 in 2002 for services related to quarterly review services and annual audit fees.

(2) Includes audit-related fees of $29,323 for 2002 for accounting consultations regarding accounting matters.

(3) Includes tax fees of $51,210 for 2003 and $69,830 for 2002, for tax consulting and compliance services.

All services provided by our independent auditor, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP's independence.

PROPOSALS FOR THE 2005 ANNUAL MEETING

       Any proposal by a shareholder to be included in the Company's proxy material and presented at the 2005 Annual Meeting of Shareholders must be received at the Company's principal executive offices, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447, Attention: Corporate Secretary, no later than December 30, 2004. In addition, in connection with any matter to be proposed by a shareholder at the 2005 Annual Meeting, but not proposed for inclusion in the Company's proxy materials, the proxy holders designated by the Company for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by the Secretary of the Company at its principal executive office by February 14, 2005.

GENERAL

       The Board of Directors of the Company does not know of any other business to come before the 2004 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

       Expenses in connection with this solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or personal calls. The Company also will request that brokers or other nominees who hold shares of Common Stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at the Company's expense.

       Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                           By Order of the Board of Directors,

                                           /s/ Michael D. Dale
                                           -------------------------------------
                                           Michael D. Dale
                                           Chief Executive Officer

April 1, 2004

                                ATS MEDICAL, INC.

                                   CHARTER OF

                  NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

PURPOSE

       The purposes of the Nominating and Corporate Governance Committee (the "Committee") of ATS Medical, Inc. (the "Corporation") are to identify and recommend individuals qualified to become members of the Board of Directors (the "Board") and its committees, to make recommendations regarding the organization of the Board and its committees, to oversee succession planning for the Corporation's Chief Executive Officer and to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation.

MEMBERSHIP

       The Committee will consist of one or more members of the Board, the specific number of such members to be determined from time to time by the Board. The members of the Committee will be appointed by and serve at the discretion of the Board. Each member of the Committee shall be independent of the management of the Company and free of any relationship that, in the reasonable judgment of the Board, would interfere with the exercise of his or her independent judgment as a Committee member, considering applicable legal and regulatory requirements in effect from time to time.

DUTIES AND RESPONSIBILITIES

       The Committee will have the following duties and responsibilities, in addition to any other duties and responsibilities prescribed by the Board from time to time:

       1. develop qualification criteria for Board members (considering goals for Board composition and individual qualifications) and evaluate potential candidates in accordance with established criteria;

       2. review and respond to director nominations or recommendations submitted in writing by the Corporation's shareholders;

       3. recommend to the Board a slate of candidates for presentation to the shareholders at each annual meeting of shareholders and one or more nominees for each vacancy on the Board that occurs between annual meetings of shareholders;

       4. review and recommend policies relating to the recruitment and retention of directors, including director and officer liability insurance coverage and bylaws relating to indemnification;

       5. recommend to the Board qualified members of the Board for membership on committees of the Board;

       6. review the organization of the Board and its committees in the context of the strategic direction of the Corporation and make recommendations relating to the size, composition, practices and overall effectiveness of the Board and its committees;

       7. coordinate management succession planning with the Chief Executive Officer and review and evaluate succession plans for the Chief Executive Officer;

       8. develop and recommend to the Board a set of corporate governance principles;

       9. monitor compliance with the Corporation's corporate governance principles and code of business conduct and ethics;

       10. periodically reassess the Corporation's corporate governance principles and code of business conduct and ethics and recommend to the Board revisions to such principles and code;

       11. oversee the annual evaluation of the Board, its committees and executive management;

       12. conduct an annual performance evaluation of the Committee and present it to the Board;

       13.    provide regular reports of its activities to the Board;

       14. review and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

       15. review the Corporation's bylaws and other organizational documents periodically to determine whether any modifications are necessary or appropriate, and recommend such modifications to the Board.

MEETINGS

       The Committee will meet twice annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business. The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee will ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the Board meetings.

RESOURCES AND AUTHORITY

       The Committee will have the resources and authority appropriate to discharge its responsibilities, including the authority to use internal personnel and to engage external search firms to identify director candidates, and will have sole authority to retain and terminate any such search firm and to approve the fees and other retention terms related to the appointment of such firm.

       The Committee will have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

       The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

ADOPTION OF CHARTER

       This Charter was originally adopted by the Board of Directors on April 30, 2003.

                            (ATS MEDICAL, INC. LOGO)

                                ATS MEDICAL, INC.


                         ANNUAL MEETING OF SHAREHOLDERS

                              THURSDAY, MAY 6, 2004
                                    3:30 P.M.

                    THRIVENT FINANCIAL FOR LUTHERANS BUILDING
                             625 FOURTH AVENUE SOUTH
                             MINNEAPOLIS, MINNESOTA






(ATS MEDICAL, INC. LOGO)   ATS MEDICAL, INC.
                           3905 ANNAPOLIS LANE
                           MINNEAPOLIS, MINNESOTA 55447                    PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 1, 2004, appoints Deborah K. Chapman and John R. Judd proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of ATS Medical, Inc. which the undersigned is entitled to vote at the 2004 Annual Meeting of Shareholders of ATS Medical, Inc., to be held on Thursday, May 6, 2004 at the Thrivent Financial for Lutherans Building, 625 Fourth Avenue South, Minneapolis, Minnesota at 3:30 p.m. and any adjournment thereof.

               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE





                      See reverse for voting instructions.

                            (ATS MEDICAL, INC. LOGO)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1. Election of directors:      01 Michael D. Dale       03 Eric W. Sivertson
                               02 David L. Boehnen      04 Robert E. Munzenrider

   [ ] FOR all nominees                [ ] WITHHOLD AUTHORITY
       listed below                        to vote for the nominees
       (except as marked                   indicated below
       to the contrary below)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

                              - Please fold here -

2. Ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2004.

   [ ] For          [ ] Against          [ ] Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

   [ ] For          [ ] Against          [ ] Abstain




THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Address Change? Mark Box [ ]
Indicate changes below:


Date_____________________________________







Signature(s) in Box
Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.